Exhibit 99.1

RELEASE DATE: April 11, 2003	Contact: Dan Florness, Treasurer and CFO 507.453.8211

FASTENAL COMPANY REPORTS FIRST QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended March 31, 2003. (Note – All information contained in the Press Release reflects the 2-for-1 stock split which occurred in May 2002.) Dollar amounts are in thousands.

Net sales for the three-month period ended March 31, 2003 totaled $235,843, an increase of 9.9% over net sales of $214,582 in the first quarter of 2002. The first quarter of 2002 included net sales of $5,392 from the Company’s DIY Business, which was disposed of in October 2002. Adjusting for the DIY Business sale, growth in net sales of the remaining business was 12.8% from 2002 to 2003. Net earnings increased from $17,705 in the first quarter of 2002 to $19,041 in the first quarter of 2003, an increase of 7.5%. Earnings per share increased from $.23 to $.25 for the comparable periods.

During the first quarter of 2003, Fastenal opened 36 new sites, bringing the total number of sites to 1,205. There were 4,703 site employees as of March 31, 2003, a decrease of 0.8% from December 31, 2002.

Management’s comments on 2003:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001 and 2002 and the three months of 2003, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%

The twelve months of 2001 and 2002 and the three months of 2003, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management included the first table above because we believe it provides a consistent presentation of the growth rates of the organic branch-based business before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001 which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001. During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first quarter of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002.

Fastenal’s gross margins in the first quarter of 2003 and 2002 were 49.5% and 49.7%, respectively. The change in the gross margin percent resulted from several factors. The DIY Business operated at a lower gross margin, approximately 30%, so the sale of this business caused an improvement in the overall gross margin. This improvement was offset by (1) increases in freight costs primarily due to changes in fuel prices and (2) the influence of increases in sales to certain large accounts and to certain large sales, which were made at lower margins.

Fastenal’s operating expenses grew at a rate of 9.7%, a rate that is less than the net sales growth rate of 9.9% discussed above. This was due to (1) the removal of the operating expenses associated with the DIY Business and (2) improvements in payroll and payroll related expenses. The improvement in payroll and payroll related expenses represents the continued focus on managing our headcount to the levels considered necessary to open new stores, to service growing sales, and to operate stores with the CSP format (discussed below).

The Company expects to open approximately 150 to 185 new stores in 2003 (or an increase over December 31, 2002 of approximately 12% to 16%). The Company opened 128 new store sites during 2001 (or an increase over December 31, 2000 of 14.3%) and 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs impact the Company’s ability to leverage earnings in a weakened industrial economy. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days. The Company will continue to reevaluate the level of planned openings in 2003.

In addition to the planned store expansion, we are proceeding with our ‘customer service project’ (or ‘CSP’). The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On March 31, 2003, 370 of Fastenal’s 1,205 stores were operating with the ‘customer service project’ layout and product selection. Our internal benchmarking information related to the store sites converted to the ‘CSP’ format in the third quarter of 2002 shows improvement in daily sales growth rates and in employee productivity when compared to a random sampling of non-converted store sites. This will be discussed in greater detail at our Annual Meeting of Shareholders on Tuesday, April 15, 2003. Copies of the information presented at the Annual Meeting will be posted on the Fastenal Company World Wide Web site at www.fastenal.com on Tuesday morning.

Additional information regarding Fastenal Company’s first quarter statistics is available on the Fastenal Company World Wide Web site at www.fastenal.com. Beginning in November 2000, the Company began to disclose sales information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of each month. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the continuance of our ‘customer service project’. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected, and disruption with the ‘customer service project’ implementation could cause expenses and inventory investments to increase, which in turn could cause the Company to reevaluate the implementation of the project. A discussion of other risks and uncertainties is included in the Company’s 2002 annual and quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

Assets	Unaudited March 31, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$18,801	14,296
Marketable securities	25,753	37,062
Trade accounts receivable, net of allowance for doubtful accounts of $3,543 and $3,543, respectively	120,042	105,553
Inventories	232,682	217,262
Deferred income tax asset	5,868	5,868
Other current assets	13,873	14,607
Refundable income taxes	1,838	1,838

Total current assets	418,857	396,486

Marketable securities	12,131	15,340
Property and equipment, less accumulated depreciation	153,743	144,252
Other assets, less accumulated amortization	3,009	2,930

Total assets	$587,740	559,008

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,679	25,783
Accrued expenses	24,774	21,281
Income taxes payable	10,573	—

Total current liabilities	59,026	47,064

Deferred income tax liability	12,073	12,073

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	7,472	7,472
Retained earnings	508,181	493,693
Accumulated other comprehensive loss	229	(2,053)

Total stockholders’ equity	516,641	499,871

Total liabilities and stockholders’ equity	$587,740	559,008

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings and extraordinary gain per share)

	(Unaudited) Three months ended March 31,
	2003	2002
Net sales	$235,843	214,582
Cost of sales	119,146	108,005

Gross profit	116,697	106,577

Operating and administrative expenses	85,969	78,367
Loss on sale of property and equipment	131	95

Operating income	30,597	28,115

Interest income	263	540

Earnings before income taxes	30,860	28,655

Income tax expense	11,819	10,950

Net earnings	19,041	17,705

Basic and diluted net earnings per share	$0.25	0.23

Weighted average shares outstanding	75,877	75,877

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Three months ended March 31,
	2003	2002
Cash flows from operating activities:
Net earnings	$19,041	17,705
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	4,874	4,072
Loss on sale of property and equipment	131	95
Bad debt expense	1,404	1,340
Amortization of goodwill and non-compete agreement	17	17
Changes in operating assets and liabilities, net of ecquisition and sale of the DIY Business:
Trade accounts receivable	(15,893)	(15,647)
Inventories	(15,420)	(4,226)
Other current assets	734	2,274
Accounts payable	(2,104)	4,207
Accrued expenses	3,493	833
Income taxes, net	10,573	10,402
Other	2,114	30

Net cash provided by operating activities	8,964	21,102

Cash flows from investing activities:
Purchase of property and equipment	(15,064)	(4,861)
Proceeds from sale of property and equipment	568	548
Net decrease (increase) in marketable securities	14,518	(12,485)
Decrease (increase) in other assets	(96)	21

Net cash used in investing activities	(74)	(16,777)

Cash flows from financing activities:
Payment of dividends	(4,553)	(3,794)

Net cash used in financing activities	(4,553)	(3,794)

Effect of exchange rate changes on cash	168	(4)

Net (decrease) increase in cash and cash equivalents	4,505	527

Cash and cash equivalents at beginning of period	14,296	47,264

Cash and cash equivalents at end of period	$18,801	47,791

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$1,246	548